MARCUM
ACCOUNTANTS ▲ ADVISORS

November 22, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Selectis Health, Inc. under Item 4.01 of its Form 8-K dated November 22, 2024 We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Selectis Health, Inc. contained therein.

Very truly yours,

Marcum LLP

Marcum LLP